April 25, 2001

VIA EDGAR

Securities and Exchange Commission
Division of Investment Management
Office of Insurance products
450 Fifth Street, N.W.
Washington, DC 20549

      RE: Post-Effective Amendment No. 1 to Form N-4 of Integrity Separate Account I File Nos. 333-44876 and 811- 04844

Dear Sir or Madam:

I have reviewed Post-Effective Amendment No. 1 For the above-named Registrant and have concluded that the changes made to the prospectus and statement of additional information are non-material. Therefore, I hereby represent that the amendment does not contain disclosure which would render it ineligible to become effective pursuant to paragraph (b) of Rule 485. I hereby consent to the use and publication of this consent.

Sincerely


/S/ G. Stephen Wastek
G. Stephen Wastek
Assistant General Counsel and Assistant Secretary
Integrity life Insurance Company